Continental Energy Corporation

21795  64TH AVENUE, LANGLEY, BC, V2Y-2N7, CANADA

PH 1-604-532-6066  &   FX 1-604-532-6068

WEB: www.continentalenergy.com   EMAIL: mail@continentalenergy.com

I N F O R M A T I O N     C I R C U L A R

Record Date: December 15, 2002

Shareholders of record at the record date are entitled to vote at the annual general meeting.

All information contained in this information circular is current as of the record date except as otherwise indicated herein.

This information circular is furnished in connection with the solicitation of proxies by the management of CONTINENTAL ENERGY CORPORATION (the "Company") for use at the Annual General Meeting (the "AGM") of the Company to be held on January 29, 2003 at 10th Floor, 595 Howe Street, Vancouver, British Columbia, at the hour of 11:00 A.M., Vancouver time and at any adjournments thereof. Unless the context otherwise requires, references to the Company include the Company and its subsidiaries. The solicitation will be conducted by mail and may be supplemented by telephone or other personal contact to be made without special compensation by officers and employees of the Company. The cost of solicitation will be borne by the Company. Holders of the Company's common shares of record at the close of business on December 15, 2002 will be entitled to receive this information circular and notice of the AGM and vote at the AGM.

REVOCABILITY OF PROXY

The persons named as proxy holders in the enclosed form of proxy are directors or officers of the Company. Any member returning the enclosed form of proxy may revoke the same at any time insofar as it has not been exercised. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the member or by his attorney authorized in writing or, if the member is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized, and deposited at the registered office of the Company, at any time up to and including the last business day preceding the day of the AGM, or any adjournment thereof, or with the chairman of the AGM on the day of the AGM.

VOTING OF PROXIES

A member has the right to appoint a person (who need not be a member) to attend and act for him and on his behalf at the meeting other than the persons designated in the accompanying form of proxy. To exercise this right, the member may insert the name of the desired person in the blank space provided in the proxy and strike out the other names or may submit another proxy. The shares represented by proxies in favor of management will be voted on any ballot (subject to any restrictions they may contain) in favor of the matters described in the proxy. The enclosed form of proxy also confers discretionary authority upon the person names therein as proxy holder with respect to amendments or variations to matters identified in the notice of meeting and with respect to other matters which may properly come before this meeting. At the date of this information circular, management of the company knows of no such amendments, variations or other matters to come before the meeting.

COMPLETION AND RETURN OF PROXY

Completed forms of proxy must be deposited at the office of the Company’s registrar and transfer agent, Computershare Investor Services Inc., 510 Burrard Street, Vancouver, B.C. V6C 3B9, not later than forty-eight hours, excluding Saturdays, Sundays and holidays, prior to the time of the Meeting, unless the Chairman of the Meeting elects to exercise his discretion to accept proxies received subsequently.

THE COMPANY

Continental Energy Corporation (the "Company") was incorporated under the laws of the province of British Columbia on May 29, 1984 under the name "Intl. Focus Res. Inc.". On January 3, 1996 the Company changed its name from "Intl. Focus Res. Inc." to "Continental Copper Corporation". On October 23, 1997 the name of the Company was changed to Continental Energy Corporation. The address of the registered office of the Company and its address for service in Canada is located at 10th Floor, 595 Howe Street, Vancouver, British Columbia, V6C 2T5. The headquarters office and principal administrative office of the Company is located at 21795  64th avenue, Langley, BC, V2Y-2N7, Canada.

The Company is an oil and gas exploration enterprise focusing its efforts on low to medium risk and high potential reward properties in Indonesia. As of the date of this Information Circular the Company's oil and gas properties are not producing any revenues. All of the Company’s properties are in the exploration or pre-development stage and no proven oil and gas reserves are attributed to them.

SHARE TRADING MARKETS

The Company is a reporting issuer in British Columbia subject to the rules and regulation of the British Columbia Securities Commission (the "Commission"). The Company's Common Shares are quoted on the National Association of Securities Dealers (NASD) over-the-counter bulletin board (OTCBB) in the USA under the symbol "CPPXF" since 24 March 1998. The Company is a full reporting Company as defined by the US Securities and Exchange Commission (the "SEC"). The Company files annually with the SEC a "Form-20F" as a foreign corporation instead of the equivalent annual “Form-10K” required of domestic USA companies.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue two hundred million (200,000,000) shares divided into 100,000,000 common shares without par value (the "Common Shares") and 100,000,000 preferred shares without par value. Of the 100,000,000 authorized Common Shares, 36,783,618 are issued and outstanding as of the date of this circular. No preferred shares are issued. The Board is authorized by the shareholders to create special classes of preferred shares in certain circumstances but no special class of preferred shares has yet been created. The holders of Common Shares are entitled to one vote for each Common Share held. Holders of Common Shares of record at the close of business on December 15, 2002 will be entitled to receive notice of and vote at the AGM. Particulars of the securities and voting Common Shares of the Company issued as of the record date are shown in the table below.

Authorized Capital		Issued and Outstanding Securities
Type of Security	Number of Shares	Last Audited Year End July 31, 2002	Last Unaudited Quarter End October 31, 2002	At The Record Date December 15, 2002
Common Shares	100,000,000	29,286,233	34,949,784	36,783,618
Preferred Shares	100,000,000	-0-	-0-	-0-

To the knowledge of the directors and senior officers of the Company, no person beneficially owns, directly or indirectly, or exercises control or direction over shares carrying more than 10% of the voting rights attached to all shares of the Company except for Mr. Richard L. McAdoo, the Company’s director and President and a company operating as a nominee securities depository, the Canadian Depository for Securities, Inc. (“CDS & Co.”). Mr. McAdoo directly owns 3,910,334 common shares of the Company representing 10.6% of the Company’s issued and outstanding. CDS & Co. appears as the registered holder of 18,281,388 shares of the Company representing 49.7% of the Company’s issued and outstanding shares as at the record date. The Company is not aware of the identities of beneficial owners of the shares held by CDS & Co.

DIRECTORS, INSIDERS AND THEIR COMPENSATION

The directors of the Company are elected at each AGM and hold office until the next AGM. In the event or resignation of a sitting director, the board of directors may act to appoint a replacement director until the next AGM. The Company is authorized to have up to five directors.

DIRECTOR COMMITTEES

The Company does not have an executive committee. The Company is required to have, and does have an audit committee consisting of a majority of non-executive directors. The Company also has a compensation committee consisting of a majority of non-executive directors which recommends compensation for key employees and senior management. Members of the audit committee and the compensation committee are identified in the table below.

INDEBTEDNESS TO COMPANY OF DIRECTORS, EXECUTIVE AND SENIOR OFFICERS

There is no indebtedness of any director, executive officer, senior officer, proposed nominee for election as a director or associate of them, to or guaranteed or supported by the Company or any of its subsidiaries either pursuant to an employee stock purchase program of the Company or otherwise, during the most recently completed financial year.

COMPENSATION OF DIRECTORS

The Company has no arrangements, standard or otherwise, pursuant to which directors are compensated by the Company for their services in their capacity as directors of the Company, or for committee participation, involvement in special assignments or for services as consultant or expert during the most recently completed financial year or subsequently, up to and including the date of this information circular except for those arrangements providing compensation to directors also serving as “Named Executive Officers” as disclosed and described in the table in the section below entitled “Compensation of Named Executive Officers”.

PROPOSED CANDIDATES FOR ELECTION AS DIRECTORS AT THE AGM

The management of the Company proposes to nominate each of the following five (5) persons for election as a director. Each of the nominees are currently serving directors as of the date of this Information Circular and are therefore nominees for re-election as directors. Each of the nominees has indicated his willingness to continue service if re-elected. Nominations of additional directors may be made at the AGM, however, the names of such nominees are not known by management as of the date of this Information Circular. Information furnished by the nominees for director at the AGM and represented to be accurate as of the Record Date or the date indicated is summarized in the following table.

Name, Municipality of Residence and Position	Principal occupation and if not a previously elected director, occupation during the past 5 years	Previous Service as a Director	Number of Common Shares beneficially owned or directly or indirectly, controlled [3]
Richard L. McAdoo[1] Jakarta, Indonesia. President and Director	Certified Petroleum Geologist.	Since JAN-1999	3,910,334 shares 900,000 options 1,566,666 warrants
Gary Schell [2] Langley, BC, Canada Secretary and Director	Professional Engineer.	Since 1994	1,577,955 shares [4] 1,400,000 options 1,100,000 warrants
Gary D. Wine Calgary, Alberta, Canada Non-Executive Director	Professional Geologist. Independent consulting practice.	Since 1997	160,300 Shares [5] 200,000 options 76,000 warrants
Lawrence J. Barker Jr. [1,2] Foster City, California, USA Non-Executive Director	Independent petroleum management consultant.	Since OCT-1999	No shares 200,000 options No warrants
Stan Lichman [1,2] Vancouver, BC, Canada Non-Executive Director	Independent Tax Consultant and Advisor	Since JUL- 2001	No shares 200,000 options No warrants

Notes:

1 Member of the audit committee.

2 Member of the compensation committee.

3 Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at November 30, 2002, based upon information furnished to the Company by individual directors. Unless otherwise indicated below, such shares are held directly.

4 Of the total 56,250 are escrow shares. 1,518,955 of these shares are held indirectly through Milner Downs Equestrian Centre Ltd. and Westax Precious Metals Ltd., both companies controlled by Mr. Schell. Milner Downs indirectly holds 1,000,000  options and 1,100,000 warrants for Mr. Schell.

5 Includes 37,500 escrow shares.

RESUME OF COMPANY'S CANDIDATES PROPOSED FOR RE-ELECTION AS DIRECTORS

The expertise and relevant educational background of the nominees for director are as follows:

•

Richard L. McAdoo holds a Bachelors degree in Geology and Masters degrees in Geophysics from Texas Tech University; and a Masters degree in Business Administration from Boston University. He is registered as a Certified Petroleum Geologist by the American Association of Petroleum Geologists. Actively involved in the international oil exploration and production business for the last 24 years, Mr. McAdoo has held a variety of technical and management positions in exploration and production for Mobil Oil Company, Phillips Petroleum Company, Jackson Exploration, Inc., Triton Energy Corporation, Tracer Petroleum Company, and others in many regions including the North Sea, Middle East, Africa, South America, FSU and Asia. Mr. McAdoo is currently a director, President and CEO of Apex Bengara and Apex Yapen. Prior to their acquisition by the Company Mr. McAdoo held a direct and an indirect share holding interest in both Apex Bengara and Apex Yapen.

•

Lawrence Barker has had a remarkable career in the international oil business and although unofficially retired is still actively involved in consulting from his San Francisco base. He is a 1942 graduate of Yale with a degree in mathematics. After a short wartime engagement as a meteorology officer in the US Army, he studied geology and petroleum engineering at UCLA/USC before embarking on a career as an independent oil producer in California, Colorado, Texas, Louisiana and Montana. Today he remains active as a producer of oil and gas and also a director and shareholder of a small private company with activity and some production in California and Texas. With other oilmen in 1963, he founded the Independent Indonesian American Petroleum Company (IIAPCO) and he served as its President and CEO until 1971. IIAPCO signed the first ever Production Sharing Contract in Indonesia in 1966 for an unexplored and rank wildcat area offshore Java. A second contract area adjacent to the first was signed in 1968. Substantial discoveries were made on both of IIAPCO's contracts with cumulative oil production from the two areas to date about 3 billion barrels. IIAPCO merged with Natomas and Mr. Barker became a director of that company in 1971. After several other mergers and acquisitions the Natomas share of the two offshore Java contract areas acquired by fledgling IIAPCO are today still in production and operated by MAXUS, formerly of Dallas but now owned by YPF, the Argentine oil company, and Repsol, the Spanish oil company. Mr. Barker's string of successful Indonesian enterprises continued until 1992 with his participation in the development of fields in the Salawati Basin, Irian Jaya, which have today produced over 500 million barrels.

•

Gary R. Schell is a professional engineer with over thirty years experience in resource exploration and development. He holds a bachelors degree in Mechanical Engineering from the University of Saskatchewan. He was the founder and President of Jet Energy Corp., Geoquest Resource Corporation, Tylox Resources Inc. and Tracer Petroleum Corporation, all resource companies with a significant focus in the oil and gas sector.

•

Gary D. Wine is a professional geologist and member of the American Association of Petroleum Geologists as well as the Canadian Society of Petroleum Geologists. He holds a bachelors degree in Geology from University of British Columbia. From 1978 to 1997 Mr. Wine held various positions with the Norcen group of companies, including exploration manager - Argentina, senior geologist responsible for prospect generation and regional studies in Northern Alberta and project geologist for Norcen's permits in Malaysia, Indonesia and Papua New Guinea.

•

Stan Lichman is a financial services professional and owner operator of an independent financial consultant and tax advisory business with offices in Toronto and Vancouver.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table (presented in accordance with the rules (the “Rules”) made under the Securities Act (British Columbia)) sets forth all annual and long term compensation for services in all capacities to the Company and its subsidiaries for the three most recently completed financial years (to the extent required by the Rules) in respect of each of the individuals who were, as at July 31, 2002 the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively "the Named Executive Officers") whose individual total compensation for the most recently completed financial year exceeds CDN$100,000 (US$ 65,000) including any individual who would have qualified as a Named Executive Officer but for the fact that individual was not serving as such an Officer at the end of the most recently completed financial year:

Summary Compensation Table
	Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary[1] ($)	Bonus[1] ($)	Other Annual Compensation[2] ($)	Securities Under Option Granted[3]	Restricted Shares or Units[4] ($)	LTIP Payouts[5] ($)	All Other Compensation[2] ($)
Gary R. Schell Director & Chairman	July 31/02 July 31/01 July 31/00	Nil Nil Nil	Nil Nil Nil	C$120,0002a C$75,0002a C$60,0002a	1,400,000 400,000 Nil	Nil Nil Nil	Nil Nil Nil	US$ 24,0002a US$ 24,0002a US$ 14,0002a
Richard L. McAdoo Director & President	July 31/02 July 31/01 July 31/00	Nil Nil Nil	Nil Nil Nil	US$90,0002b US$90,0002b US$90,0002b	1,400,000 400,000 Nil	Nil Nil Nil	Nil Nil Nil	US$ 30,0002b US$ 17,5002b Nil
James C. Haebig Chief Geophysicist Subsidiary Director	July 31/02 July 31/01 July 31/00	Nil Nil Nil	Nil Nil Nil	US$90,0002c US$90,0002c US$90,0002c	1,050,000 125,000 Nil	Nil Nil Nil	Nil Nil Nil	US$ 30,0002c US$ 17,5002c Nil
Craig Doctor Vice President Investor Relations	July 31/02 July 31/01 July 31/00	Nil Nil Nil	Nil Nil Nil	C$36,0002d C$36,0002d C$36,0002d	600,000 100,000 Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil

Notes to the Summary Compensation Table:

1

Salary & Bonus  The Company’s Named Executive Officers (“NEO’s) are not compensated directly by the Company and do not receive any salary or bonus directly from the Company. Instead, NEO’s are compensated indirectly as described in these notes below.

2

Other Annual Compensation and All Other Compensation  During the fiscal year periods indicated in the preceding Summary Compensation Table, other annual compensation and all other compensation has been paid indirectly to the NEO’s as follows(see section immediately following for details):

2a

The Company has paid or accrued to Milner Downs Equestrian Centre Ltd., a company controlled by Gary Schell, for personal management services provided by Mr. Schell at the Company’s Vancouver office during the period indicated. The Company's two 60% owned Indonesian joint venture subsidiaries, Apex (Bengara-II) Ltd. and Apex (Yapen) Ltd., have each paid or accrued the sum of US$ 12,000 for fee services rendered by Mr. Schell in his capacity as a director of both subsidiaries.

2b

The Company's 60% owned subsidiaries, Apex (Bengara-II) Ltd. and Apex (Yapen) Ltd., have paid or accrued the sums of US$90,000 and US$ 30,000 respectively for geological evaluation and management services provided at them at their Jakarta office during the past financial year to Mr. Richard L. McAdoo in accordance with renewable annual calendar year service agreements. The Company is responsible for paying only 60% of this amount.

2c

The Company's 60% owned subsidiaries, Apex (Bengara-II) Ltd. and Apex (Yapen) Ltd., have paid or accrued the sums of US$90,000 and US$ 30,000 respectively for geophysical interpretation services provided at the Company’s Jakarta office during the past financial year to Mr. James C. Haebig in accordance with renewable annual calendar year service agreements. The Company is responsible for paying only 60% of this amount.

2d

The Company has paid or accrued to Craig Doctor or to Doc’s Consulting Ltd., a company controlled by Mr. Doctor, for investor relations services provided by Mr. Doctor at the Company’s Vancouver office and at Mr. Doctor’s Vancouver offices during the period indicated.

COMPENSATION OF NAMED EXECUTIVE OFFICERS BY SUBSIDIARIES

At July 31, 2002 all three of the NEO’s listed in the table above also serve as directors of both the Company’s 60% owned Indonesian Joint Venture Subsidiaries, namely Apex (Bengara-II) Ltd. and Apex (Yapen) Ltd. Two NEO’s, Mr. McAdoo and Mr. Haebig, reside in Jakarta, and are also serving officers of the Company’s Indonesian joint venture operating subsidiaries in the capacities of President and Vice President Geophysics respectively. Both also personally provide individual geological, geophysical and management services to each of the subsidiaries principally at the Jakarta offices. Such personal services are provided under annually renewable service agreements with each subsidiary. All  compensation paid to the NEO’s by the Company’s Indonesian joint venture operating subsidiaries is shared in the proportion of 40% by joint venture partners and 60% by the Company. The full 100% of the amount paid to each NEO by the Company’s Indonesian joint venture operating subsidiaries is shown in the above table without reduction for the joint venture partners share.

Since August 1, 1998 (the date of the Company’s acquisition of the Company’s Indonesian joint venture operating subsidiaries) Mr. McAdoo and Mr. Haebig have been paid or accrued monthly salaries by Apex (Bengara-II) Ltd. of US$ 7,500 per month each. Commencing on January 1, 2001 Mr. McAdoo and Mr. Haebig have been paid or accrued monthly salaries by Apex (Yapen) Ltd. of US$ 2,500 per month each. By order of its board of directors the US$ 2,500 per month payable to Mr. McAdoo and Mr. Haebig was terminated by Apex (Yapen) Ltd. upon August 31, 2002.

Since January 1, 2000 Mr. Schell has been paid or accrued a monthly fee of US$ 1,000 for services rendered as a director to each Company’s Indonesian joint venture operating subsidiaries.  By order of its board of directors the US$ 1,000 per month payable to Mr. Schell was terminated by Apex (Yapen) Ltd. upon August 31, 2002.

The entire amount of the compensation paid by the Company’s Indonesian joint venture operating subsidiaries to NEO’s for personal consulting and management services provided is expected to 1) qualify and count towards fulfillment of the respective subsidiary’s obligatory exploration work expenditure commitment under the and 2) expected to qualify as “cost recovery” pursuant to the respective Indonesian production sharing contracts. The full amount of such accumulated compensation costs may be recovered by the Company’s Indonesian joint venture operating subsidiaries from future petroleum production revenues in accordance with the cost recovery provisions of the respective production sharing contracts in the event that commercial petroleum production is achieved.

OPTION GRANTS AND EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL YEAR

Pursuant to a reservation order dated July 18, 2002 the Company awarded 5,200,000 new common share purchase stock options to 16 directors, officers, employees and consultants of the Company and its operating subsidiaries and affiliates. The options have an exercise price of US$ 0.15 each and are valid until July 30, 2004. New incentive stock options granted include some granted to Named Executive Officers and included in the amounts indicated in the Summary Compensation Table above.

The term and price of 1,320,000 incentive stock options expiring on December 12, 2002 were amended  by the Company during the most recently completed financial year. As originally granted the stock options carried an exercise price of C$ 0.60 each and were set to expire on December 12, 2002. As amended the exercise price of the options is reset at US$ 0.15 per share and the term extended to expire upon April 29, 2004.

There were no exercises of stock options during the most recently completed financial year by the Named Executive Officers. Subsequent to the year ended July 31, 2002, in December 2002 500,000 common shares stock options were exercised by Mr. McAdoo and 390,000 were exercised by Mr. Haebig, both at an exercise price of US$ 0.15 per common share.

RESTRICTED SHARES AND LONG TERM INCENTIVE PLAN AWARDS TABLE (LTIP)

The Company does not have a restricted shares program or LTIP as referred to in the Summary Compensation Table above, pursuant to which cash or non-cash compensation intended to serve as an incentive for performance (whereby performance is measured by reference to financial performance or the price of the Company's securities) to Named Executive Officers, directors or other employees.

MANAGEMENT CONTRACTS

Most management functions of the Company are performed to any substantial degree by a person other than the directors or senior officers of the Company who are listed in the table above and are serving the Company as Named Executive Officers.

Pursuant to a direct personal services agreement dated July 31, 2002, Mr. Richard L. McAdoo acts as President and provides executive and operational management services to the Company at no salary per month. Under the contract the Company reimburses Mr. McAdoo for personal family medical insurance, professional society memberships and out of pocket personal expenses incurred on behalf of the Company. Mr. McAdoo’s salary compensation is paid by the Company’s Indonesian joint venture operating companies as described herein above in the section entitled “Compensation Of  Named Executive Officers By Subsidiaries”.

Pursuant to a personal services agreement dated July 31, 2002 indirectly with Mr. Gary Schell through his personal company, Milner Downs Equestrian Center Ltd.,  Mr. Schell acts as Chairman and Secretary and provides management and administrative services to the Company at a fee of CDN$ 10,000 (US$ 6,500) per month.

Pursuant to a personal services agreement dated July 31, 2002 indirectly with Mr. Craig Doctor through his personal company, Doc’s Consulting Ltd.,  Mr. Doctor acts as Vice President and provides investor relations services to the Company at a fee of CDN$3,000 (US$ 1,900) per month.

TERMINATION OF EMPLOYMENT, CHANGES IN RESPONSIBILITY AND EMPLOYMENT CONTRACTS

The Company has no compensatory plan or arrangement in respect of compensation received or that may be received by any Named Executive Officer in the Company's most recently completed or current financial year to compensate such executive officer in the event of the termination of employment (resignation, retirement, change of control) or in the event of a change in responsibilities following a change in control, where in respect of the Named Executive Officer the value of such compensation exceeds $100,000.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

No insider or proposed nominee for election as a director of the Company and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company's last completed financial year or in any proposed transaction which in either such case has materially affected or will materially affect the Company, except for compensation paid or accrued to directors and named senior management as described above herein, and except as follows. In September 2001 the Company issued 740,000 common shares at a deemed value of then US$ 0.25 per share in regard to closing the acquisition of a 70% shareholding in GAT Bangkudulis Petroleum Company Ltd. ("GATB") from the seller, Dimensions West Energy, Inc. (“DWE”). DWE has formerly had two common directors with the Company, Mr. McAdoo who resigned from the DWE board in January 2001 and Mr. Schell who had resigned in December 1999.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON AT THE AGM

Except as set out herein, no director or senior officer of the Company or any proposed nominee for election as a director of the Company, nor any associate or affiliate of the foregoing persons, has any substantial interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the AGM.

PARTICULARS OF MATTERS TO BE ACTED UPON AT THE AGM

The members will be asked at the AGM to consider and take action including voting in accordance with the Form of Proxy attached with regard to the following issues.

VOTE ISSUE – 1 : ELECTION OF DIRECTORS

The members will be asked to elect a slate of directors for the forthcoming year to serve until the next AGM. Nominees for election as directors at this AGM as proposed by management are the individuals listed below and described in the preceding section. Management recommends a vote “For” each of its nominees. Other nominees or alternate nominees may be made from the floor at the AGM. Unless such authority is withheld, the persons named in the enclosed Proxy intend to vote for the management’s recommended nominees: 1) Mr. R.L. McAdoo, 2) Mr. G.R. Schell, 3) Mr. G.D. Wine, 4) Mr. L.F. Barker, Jr. and 5) Mr. S. Lichman.

VOTE ISSUE – 2 : APPOINTMENT OF AUDITOR

The members will be asked to appoint the auditor for the ensuing year and authorize the directors to fix the remuneration to be paid to the auditor. Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the appointment of Staley Okada,  Chartered Accountants, of Burnaby, British Columbia, as the auditor of the Company to hold office for the ensuing year at a  remuneration to be fixed by the directors.

VOTE ISSUE – 3 : APPROVE STOCK OPTIONS

The members will be asked to approve and ratify incentive stock options, and amendments to incentive stock options granted to insiders, directors, senior officers, employees or consultants of the Company which have not previously been approved by members and to authorize the directors in their discretion to grant stock options to insiders, directors, senior officers, employees or consultants and to amend stock options granted to insiders, directors, senior officers, employees or consultants, subject to all necessary regulatory approvals. The number of shares under option from time to time and the exercise prices of such options, and any amendments thereto, will be and have been determined by the directors in compliance with applicable regulations promulgated by regulatory authorities having jurisdiction. Unless such authority is withheld, the persons named in the enclosed Proxy intend to vote for the approval and ratification of the Stock Option and Amendments to Option Agreements Granted by the Board of Directors since the Last AGM and authorize the Directors at their Discretion to Grant future options in compliance with applicable regulations promulgated by regulatory authorities having jurisdiction.

VOTE ISSUE – 4 : RATIFY ACTS OF DIRECTORS AND OFFICERS

The members will be asked to confirm, ratify and approve all proceedings, resolutions, acts, deeds and things done, on behalf of the Company, by the Board of Directors, the Directors and the Officers of the Company during the year preceding the AGM and ending upon the date of this Notice. Unless such authority is withheld, the persons named in the enclosed Proxy intend to vote for the approval and ratification of the proceedings, resolutions, acts, deeds and things done by the Board of Directors, the Directors and the Officers of the Company during the year preceding the AGM and to authorize the Board of Directors, the Directors and the Officers of the Company to continue and proceed taking additional action on behalf of the Company during the ensuing year.

VOTE ISSUE – 5 : INCREASE CAPITAL TO 500,000,000 COMMON SHARES

The members will be asked to vote upon a motion to pass a special resolution and alter the memorandum and articles of incorporation of the Company to reflect an increase in the amount of the authorized capital of the Company from 100,000,000 to 500,000,000 common shares. Unless such authority is withheld, the Board of Directors shall be authorized and empowered to take such action as necessary to implement  the increase in the Company’s common shares capital from 100,000,000 to 500,000,000 common shares and register the appropriately amended and articles of the Company with the registrar at the soonest practical date following the AGM.

Issue-5: Management Discussion & Recommendation

Currently approximately one-third of the Company’s authorized common share capital is issued and in the event that all outstanding options and warrants are exercised the outstanding common share capital would exceed half of the authorized common share capital. To provide needed flexibility in fund raising for the Company’s projects management is recommending the shareholders approve and authorize the increase in the common share capital of the Company from 100,000,000 to 500,000,000 common shares.

VOTE ISSUE – 6 : CHANGE PROVINCIAL DOMICILE OF THE COMPANY

The members will be asked to vote upon a motion to pass a special resolution and alter the memorandum and articles of incorporation of the Company and make additional statutory and regulatory filings as may be required to change the domicile of incorporation of the Company from British Columbia to another Canadian Province or Territory chosen at the discretion of the Board of Directors and the Company’s legal advisors at an appropriate point in time also chosen at the discretion of the Board of Directors. Unless such authority is withheld, the Board of Directors shall be authorized and empowered to take such action as necessary to implement  the change of the corporate domicile of the Company from British Columbia to another province or territory chosen by the Board of Directors at a time also chosen by the Board of Directors and register the appropriately amended and articles of the Company with the registrar at the soonest practical date following the AGM.

Issue-6: Management Discussion & Recommendation

In accordance with its incorporation under the British Columbia corporations act the Company must maintain a majority of Canadian residents on its Board of Directors. Given the international focus of the Company’s business interests and the facts that 1) a large majority of the Company’s shareholders are non-Canadian residents and 2) the Company has no oil and gas properties in Canada management feels the BC corporations act unduly restricts the Company from obtaining the best possible board of directors to further the Company’s best interests. Not all Canadian provinces and territories have similar restrictive requirements for the composition of the Company’s board. Management recommends this change be approved to facilitate election and appointment of a carefully selected board of directors needed to grow the Company to its fullest potential.

VOTE ISSUE – 7 : OTHER BUSINESS

Management of the Company is not aware of any other matter to come before the AGM other than as set forth in the notice of AGM. Matters may arise properly from the floor. If any other matter properly comes before the AGM, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

DATED THIS 16TH DAY OF DECEMBER 2002;   BY ORDER OF THE BOARD

“Richard L. McAdoo”

RICHARD L. MCADOO

PRESIDENT